Exhibit 23.03

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Stock Plan and 2011 Equity Incentive Plan of Responsys, Inc. of our report dated March 11, 2011, with respect to the consolidated financial statements of Responsys Pty Ltd (formerly eServices Group Pty Ltd) included in the Registration Statement (Form S-1 No. 333-171377, as amended) and related Prospectus of Responsys, Inc. for the registration of 6,619,654 shares of its common stock.

/s/ Ernst & Young

Melbourne, Australia

June 30, 2011